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                                                                 EXHIBIT 10.11


[LETTERHEAD]


October 13, 1999

Elizabeth Strong
c/o Edward Kanowitz, Esq.
112 Prospect Street
Stamford, CT 06901

         Re: Termination of Employment from Box Hill Systems Corp. (now known as Dot Hill Systems Corp. ("the Company")).

Dear Ms. Strong:

This letter confirms previous written and verbal notice of your termination of employment with the Company.

1. Effective Date: Effective the close of business on July 15, 1999, (the "Effective Date"), your employment with the Company ended.

2. Group & Medical Benefits (COBRA) & Other Benefits: Your participation in any and all current group and non-group benefit programs will end immediately unless you elect to undertake individual participation in accordance with the provisions of the applicable plan at your sole expense.

         Commencing immediately, provided you are not covered under another medical insurance plan which provides you with medical insurance coverage, you may elect to continue coverage for yourself and any of your eligible dependents under the Company's group insurance coverage as provided in the Consolidated Omnibus Budget Reconciliation Act (COBRA). Provided you have made the required contributions, this coverage will end 18 months after today's date or the date on which you become covered under another plan which provides you with this coverage, whichever date occurs first. You will receive further information regarding your options directly from the Guardian Insurance Company.

3. 401 K: Your employee contributions to the Company's 401 (k) Plan ceased as of your Effective Date. Please contact Lisa Brown, Director of Human Resources, if you should have any questions regarding your account in the Company's 401K plan. Ms. Brown will be available to help you with the form process. All forms should be returned to Ms. Brown to submit to MFS Retirement Services for distribution per your direction.

4. Company Stock & Stock Options: Any rights that you may have in any Employee Stock Purchase Plan, Stock Option Plan or similar plan of the Company are determined in accordance with the provisions of the applicable plan and any agreements signed by you. Questions regarding the above should be directed to Lisa Brown or Rob Rebmann, CFO.

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5.       Vacation, & Expenses: You will receive: payment for 15 days of accrued and unused vacation; reimbursement in the total amount of $284.35 for remaining authorized Company business expenses through the Effective Date, and; reimbursement in the total amount of $2,352.94 for remaining relocation expenses for your apartment move in New York City. These items in the total amount of $17,060.39 shall be paid simultaneously with the execution of this agreement.

6. Salary, Commission and Bonus Compensation: You will be paid all compensation at your current level for salary, commissions and bonus through your Effective Date. All unpaid salary, commissions and/or bonus, except commissions for 1998 unpaid shipments, shall be paid simultaneously with the execution of this agreement. Any unpaid commissions for 1998 shipments will be paid to you at the end of the month following cash collection from the customer at the rate of 0.40% of net sales. You will be paid a total amount of $2,250.34 for all unpaid commissions for 1999. . The Company's EBIT-DA for the period of June 30,1999 through the Effective was negative, and therefore you will not receive any bonus compensation for that period.

6A.      Severance Payments: You shall be paid a total of $529,824.75 (minus applicable withholdings), which is equal to the sum of $250,000.00 plus an amount equal to the commissions and EBIT-DA quarterly bonus earned by you during the period July 15, 1998 through July 15, 1999. You shall also receive an additional $15,000.00 which shall be paid simultaneously with the execution of this agreement. The sum of these amounts is your severance compensation ("Severance Payments"). Severance Payments shall be made to you in consideration for your non-competition, the terms of which are set forth in Paragraph 6B. At your request, Severance Payments shall be made to you in two lump sums as opposed to equal payments throughout the year of your non-competition. The first payment will be paid simultaneously with the execution of this agreement, and the second no later than January 15, 2000, each payment in the amount of one half of the total. However, if at any time prior to July 15, 2000 you begin employment for any of the Competitors set forth below in Paragraph 6B, you shall remit to the Company the amounts that have been paid but to which you are not entitled pursuant to Paragraph 6B.

6B.      You acknowledge that the following companies are direct competitors of the Company: Andataco, EMC, Eurologic, Data General-Clarilon, Ciprico, Data Link, Cranel, Vanguard, Raid Power, Amdal, Network Appliance, MTI, SGI, Storage Technologies (StorageTek) and the storage divisions of Compaq, Dell, IBM, Hewlett Packard, Sun, Hitachi, LSI Logic and any successors thereto ("Competitors"). For purposes of this agreement, if a Competitor and your then-employer are the subject of a merger, acquisition or other business combination, you shall not be deemed to be employed by a Competitor. You agree that if you become employed by any of the Competitors during the term of July 15, 1999 through July 15, 2000, you shall not be entitled to Severance Payments for that period of time. You agree to remit to the Company any amount of Severance Payment that you have received, but to which you are not entitled, within fifteen business days of commencing employment for a Competitor. That amount shall be calculated by dividing the total amount of Severance Payments by 365, and multiplying that amount by the number of calendar days between your first day of Employment for a Competitor and July 15, 2000. It is your obligation to notify the Company of your commencing employment for a Competitor.

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7.       Withholding, Taxes and Interest: All payments required to be made by the Company pursuant to this letter will be subject to any and all applicable withholdings, including withholdings for any related federal, state or local taxes. You shall be responsible for any and all income taxes or other taxes incurred by you as a result of your receipt of any payments from the Company. In the event that payments are not made when due, such payments shall bear interest at the rate of 10% per annum. Should you incur attorney's fees in connection with the collection of any unpaid amounts that are properly payable to you under this agreement, the Company shall be responsible to pay the attorney's fees.

8. No Claims: Your acceptance of the money to be paid to you by the Company, as set forth in this document, confirms that you do not have any claims against the Company and that the Company does not owe you salary, commissions, bonuses, vacation pay, severance pay, expenses, retirement benefits or other compensation or payments of any kind or nature, other than as expressly provided for herein. This representation shall not change upon your need to remit any portion of Severance Payments to the Company due to your commencing employment with a Competitor.

9. Company Information: You are reminded of any and all understandings and agreements between you and Company regarding intellectual property and confidentiality of Company information. You are obliged to keep confidential and not use, directly or indirectly, any Company information, including, but not limited to, Company proprietary information pertaining to Company's list of customers and suppliers, and you are further obliged not to interfere with or diminish any Company relationship with any Company customer or supplier. You are further obliged not to interfere with or diminish any Company relationship with any Company employee by engaging for employment or soliciting for employment, directly or indirectly, any Company employee. You have assigned all right, title and interest in and to your work for the Company, in all forms, whether or not patentable or copyrightable, to the Company and you are obliged to keep confidential and not use, directly or indirectly, such work for any purposes after your Effective Date. Such obligations shall continue to apply to you after the effective date and shall continue indefinitely.

10. Third Party Employment Inquiries: The Company shall make every reasonable effort and shall be required to limit its response to any third party inquiries regarding your employment with the Company to providing the dates of your employment with the Company and verification of your job title.

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11.      Company property: You are required to return all equipment belonging to the Company, including but not limited to the Company's products, computer equipment and peripherals, phone equipment, keys to Company building s and/or offices, corporate American Express cards and Spring phone cards, within 15 business days of today's date. The Company acknowledges that all such property has been returned.

Sincerely,

/s/ Valerie Greenberg
Valerie Greenberg
Corporate Counsel

Signature: /s/ Elizabeth Strong                      Date:
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                 Elizabeth Strong